Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13772 and No. 333-139949) of Satyam Computer Services Limited of our report dated April 27, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F for the year ended March 31, 2007.
/s/ Price Waterhouse
Price Waterhouse
Secunderabad, India
April 27, 2007